UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 13, 2013

CPI CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-10204	43-1256674
(Commission File Number)	(I.R.S. Employer Identification No.)

1706 Washington Ave., St. Louis, Missouri	63103
(Address of Principal Executive Offices)	(Zip Code)

(314) 231-1575
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.

Effective March 13, 2013, CPI Corp. (the “Company”) and its subsidiaries that are guarantors under the Guarantee and Collateral Agreement dated as of August 30, 2010, entered into the Fourth Forbearance Agreement (the “Forbearance Agreement”) dated March 8, 2013 with Bank of America, N.A., as Administrative Agent (the “Agent”), for the various financial institution parties identified as lenders (the “Lenders”) in the Credit Agreement dated as of August 30, 2010, as amended by the First Amendment to Credit Agreement dated December 16, 2011, as further amended by the Forbearance Agreement dated May 18, 2012, as further amended by the Second Amendment to Credit Agreement dated as of June 6, 2012, as further amended by the Third Amendment to Credit Agreement dated as of August 28, 2012, as further amended by the Fourth Amendment to Credit Agreement dated as of November 9, 2012, as further amended by the Second Forbearance Agreement dated December 28, 2012, as further amended by the Third Forbearance Agreement dated January 29, 2013 and as further amended by Amendment One to Third Forbearance Agreement dated February 26, 2013, by and among the Company, the Agent, the Lenders and certain subsidiaries of the Company (the “Credit Agreement”).

Pursuant to the Credit Agreement, as of March 13, 2013, the Company owes amounts (exclusive of attorneys' fees and other fees, expenses, advances, and costs of collection, all of which are due and owing and not waived) totaling $98.5 million, which consists of unpaid principal of $76.1 million, accrued and unpaid interest of $96,000, accrued and unpaid PIK Obligations of $8.4 million, letter of credit fees of $151,000 and Letters of Credit totaling $13.8 million.

Amendment One to Third Forbearance Agreement (the "Amendment") identified certain Events of Default that existed under the Loan Documents as of the date of the Amendment (collectively, the "Existing Defaults"). As of the date of the Forbearance Agreement, the Existing Defaults are continuing and have not been cured and the "Forbearance Period" (as defined in the Amendment) has expired.

As a result of the defaults, the Agent has the right to exercise its rights and remedies under the Credit Agreement, as amended. Such remedies include, but are not limited to, the right to enforce its security interest in the Company's collateral and to pursue collection from the Company and other guarantors.

Under the Forbearance Agreement, the Agent, on behalf of itself and for the benefit of each Lender, agrees to forebear from exercising its rights and remedies under the Credit Agreement through April 6, 2013 (unless terminated sooner under certain circumstances). The Forbearance Agreement did not amend nor increase the amount of the revolving commitment, nor did it cure or waive the existing defaults. Upon termination of the forbearance period for any reason, the Agent is able to exercise all rights and remedies granted to it under the Credit Agreement, as amended.

The Forbearance Agreement also amended the termination date of the Credit Agreement to the earlier of April 6, 2013 or the termination date of the Forbearance Agreement.

The Credit Agreement is amended to require prepayments of the Revolving Loans on the Forbearance Agreement Effective Date in the amount of $50,000; on or before March 11, 2013 in the amount of $100,000; on or before March 22, 2013 in the amount of $150,000; and on or before April 3, 2013 in the amount of $100,000. Also, additional covenants require a Cash Flow Budget, Cash Flow Variance Report, and executed documents necessary to allow the Administrative Agent to receive, endorse, and collect all U.S. federal income tax refunds payable to the Loan Parties.

The foregoing summary of the Forbearance Agreement is not complete and is qualified in its entirety by a copy of the Fourth Forbearance Agreement filed as Exhibit 10.1 to this Form 8-K, which exhibits are incorporated herein by reference.

Item 2.04    Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.04.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.

10.1
Fourth Forbearance Agreement dated as of March 8, 2013 by and among CPI Corp., certain subsidiaries of CPI Corp., Bank of America, N.A., as administrative agent for the various financial institution parties identified as lenders under the Credit Agreement dated as of August 30, 2010, as amended (Confidential treatment has been requested with the SEC for certain portions of this document. An Application for Confidential Treatment has been filed.).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI CORP.

By:	/s/ Dale Heins
Dale Heins
Executive Vice President, Finance
Chief Financial Officer and Treasurer
(Principal Financial Officer)

March 18, 2013